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                                                                   EXHIBIT 10.41



                                  June 9, 2000

                      Asset Purchase Agreement Cancellation

                                        &


                           Assumed Liability Agreement

                                 by and between

                             WAREFORCE INCORPORATED

                                       and

                         PACIFIC ONLINE COMPUTERS, INC.


Effective June 9, 2000, Wareforce Incorporated, and Pacific Online Computers, Inc., hereby void that certain Asset Purchase Agreement dated as of June 2, 2000, by and between Wareforce, Incorporated and Pacific Online Computers, Inc. Both parties hereby agree that this Asset Purchase Agreement dated as of June 2, 2000, is hereby declared null and void, and that both parties waive any rights of recovery under this Asset Purchase Agreement of June 2, 2000.

In consideration of accepting cancelation of the Asset Purchase Agreement and in connection with the Bill of Sale("Agreement") dated by and between Wareforce Incorporated and Deutsche Financial Services, Wareforce Incorporated, agrees to the following ASSUMPTION OF LIABILITIES OF Pacific Online, Inc. :

    b) Upon the terms and subject to the conditions of this Agreement, Wareforce, Inc. agrees, effective at the date of the Bill of Sale by and between Deutsche Financial Services and Wareforce, Inc., to assume the following liabilities of Pacific Online Inc., as the same existed on
        Closing:


        i) Deferred Revenue and Customer Deposits. Wareforce, inc. agrees to continue to service all pre-paid service and maintenance agreements up to the amount recorded on the books and records of Pacific Online Computers, Inc., as of June 2, 2000. The amount recorded on the books and records of Pacific Online Computers, Inc. as of June 2, 2000, is $145,179.74



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        ii)   Lease Obligations. Subject to landlord approval and negotiations between Wareforce, Inc. and landlords, Wareforce, Inc. shall lease the facilities currently being leased by Wareforce, Inc. in Bakersfield, Irvine and San Diego on a month-to month basis . Wareforce, Inc. will not assume any obligations for Pacific Online Inc.'s lease of its Culver City facility. However, Pacific Online Inc. specifically agrees to provide Wareforce, Inc., at no cost to Wareforce, Inc., with a reasonable period to remove any assets or other employee materials from the Culver City facility as part of the transition post-Closing.


        iii) Information Systems. Wareforce, Inc. intends to convert Pacific Online Inc.'s systems to Wareforce, Inc.'s own systems. Pacific Online Inc. will work with Wareforce, Inc. to complete this as quickly as possible. As may be required, Pacific Online Inc. will work with Wareforce, Inc. and Pacific Online Inc.'s ERP system vendor ("Trend") to ensure that Pacific Online Inc.'s systems are converted to those of the Wareforce, Inc. with no disruption to Pacific Online Inc.'s business information.

        iv) Commissions Due. Wareforce, Inc. agrees to assume responsibility for all commissions due to Pacific Online, Inc,'s salespeople for previous months commissions accrued.

In witness whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



PACIFIC ONLINE COMPUTERS, INC.          WAREFORCE INCORPORATED



By: /s/ Kenneth J. Wasmer               By: /s/ Dan Ricketts
    ---------------------------            -------------------------------
Name: Kenneth J. Wasmer                 Name: Dan Ricketts
Title: President                        Title: Vice President, General Counsel
                                        and Secretary